EXHIBIT 99.(b)
Florida Progress Corporation
Investor News
Analyst Contacts:
Mark Myers (813) 866-4245
Greg Beuris (813) 866-4442

[LOGO OMITTED]

Florida Progress reports 1997 earnings

Florida Power receives final license amendment approval for its Crystal River nuclear plant

St. Petersburg, Florida, January 26, 1998 -- Florida Progress Corporation (NYSE:FPC), parent of St. Petersburg-based Florida Power Corporation, reported 1997 earnings before non-recurring items of $254.3 million, or $2.62 a share, compared with $252.4 million, or $2.61 per share, for the same 12-month period last year.

Florida Progress recorded two significant charges in 1997. Costs associated with the extended outage at Florida Power's Crystal River nuclear plant and the provision for loss related to Mid-Continent Life Insurance Company combined to reduce earnings by $2.06 a share. Florida Progress' core utility and diversified operations are now better positioned for improved results in 1998.

Significant items :

o Nuclear plant close to restart - Florida Power has received approval on all license submittals necessary before returning the plant to service. Outage related charges reduced Florida Power's earnings by $1.10 per share in 1997.

o More than 22,000 new customers added in 1997 - Strong customer growth in the Central Florida areas around Orlando represented about one-third of the utility's new customers.

o Purchased power commitments reduced - Through the buy-out of the Tiger Bay purchased power contracts, Florida Power reduced its long-term purchased power commitments by 20 percent. The utility also wrote-off $20 million of the contract termination costs in the fourth quarter.

o Electric Fuels' earnings up 18 percent - Expanding rail services operations and increased volume of coal transported resulted in higher earnings.

o Loss provision for Mid-Continent - Florida Progress recorded a provision for the loss of its investment in Mid-Continent and accrued for legal costs, resulting in a $.96 per share charge to 1997 earnings.

                                      -- more --

Page 2
Florida Progress Corporation
Investor News - 1997 Earnings

                              FLORIDA POWER CORPORATION

Florida Power, the largest subsidiary of Florida Progress, reported earnings before nuclear outage costs of $240.9 million, or $2.48 per share, compared with earnings of $232.6 million, or $2.40 per share, in 1996. This reflects an increase of 3.3 percent over 1996 earnings per share.

Florida Power's kilowatt-hour sales for 1997 were essentially level with 1996 energy sales despite the addition of more than 22,000 retail customers. The lack of kilowatt-hour sales growth in 1997 was due largely to weather, which was milder in 1997 when compared to 1996.

Normally, Florida Power's revenues are heavily influenced by weather, especially its effect on usage by residential customers. However, for the last three years Florida Power has been recognizing residential revenues based on the number of residential customers instead of kilowatt-hour sales. This method, called residential revenue decoupling, was ordered by the Florida Public Service Commission as part of a three-year experiment, which began in 1995 and ended in 1997. Florida Power does not intend to seek approval to continue this method beyond 1997.

For 1997, residential revenue decoupling offset the effect weather had on residential customer usage and, as a result, residential base revenues were $21.3 million higher than if the utility had not used this method. The milder weather in 1997 did result in lower wholesale kilowatt-hour sales and base revenues when compared with 1996. Lower demand from these customers reduced wholesale revenues by $9.2 million when compared with 1996.

Florida Power's 1997 O&M expenses, excluding nuclear outage costs, were up $8.9 million or 2 percent over 1996. The increase included additional O&M costs associated with Florida Power's purchase of the Tiger Bay facility.

The price of the Tiger Bay plant and contract termination costs totaled $445 million. Tiger Bay was Florida Power's largest cogeneration supplier representing more than 20-percent of the company's total capacity received from qualified facilities.

Approximately $370 million of the $445 million was for contract termination costs. Of this amount, approximately $350 million, along with interest charges, will be recovered from ratepayers over the next ten years. The additional O&M costs related to Tiger Bay as well as depreciation charges and property taxes related to the remaining $75 million of the purchase price, are expected to be about $20 million annually.

Depreciation expense in 1997 and 1996 included the amortization of certain regulatory assets.

                                    -- more --

Page 3
Florida Progress Corporation
Investor News - 1997 Earnings

In 1997, Florida Power wrote-off approximately $20 million of contract termination costs related to the Tiger Bay purchase power agreement.

In 1996, Florida Power amortized approximately $31 million related to the shutdown of two oil-fired power plants and a canceled transmission line.

Florida Power's nuclear plant was out of service during 1997 to address certain backup safety system design issues. During the extended outage, Florida Power incurred $100 million in additional O&M costs at its nuclear plant. While most of these costs were necessary to fully address safety system design issues, Florida Power also performed work that should enable the plant to be a productive asset in the future.

Florida Power has received the approvals from the NRC necessary to proceed to Mode 2, the point at which reactor startup would commence. Florida Power has formally requested permission to startup the reactor once it receives approval from the NRC. Once Florida Power receives approval from the NRC to startup the reactor, the company expects the plant to be back in service in approximately two weeks.

In addition to the higher O&M costs related to the outage, Florida Power expensed approximately $73 million of non-recoverable replacement power costs during 1997. This was in accordance with the terms of a settlement agreement between Florida Power and several intervening parties.

Interest expense at Florida Power increased $18.9 million in 1997 when compared with 1996. The increase is due largely to higher debt balances at Florida Power, which resulted from the issuance of medium-term notes for the purchase of Tiger Bay and higher O&M expenses because of the extended outage.

Florida Power is recovering $350 million of the acquisition costs of Tiger Bay and related interest charges through its capacity cost recovery clause. In 1997, $10.8 million in interest charges were recovered from ratepayers through this pass-through clause.

                          ELECTRIC FUELS CORPORATION

Electric Fuels earned $32.1 million, or $.33 a share, in 1997, compared with $27.1 million before a provision for loss on coal properties, or $.28 per share, in 1996. The 18 percent improvement in 1997 earnings per share over 1996 resulted from the expansion of Electric Fuels' rail services business unit and higher volumes of coal transported by the company's energy and related services business unit.

Electric Fuels' inland marine transportation business unit, reported lower earnings for 1997 compared with 1996, due largely to the effect of flooding along the Ohio and Mississippi rivers during the first quarter of 1997. MEMCO, the principal subsidiary in

                                  -- more --

Page 4
Florida Progress Corporation
Investor News - 1997 Earnings

this group, expanded its barge fleet in 1997 to 900 barges, up from about 700 at the end of 1996 and intends to purchase another 200 barges in 1998.

Progress Rail, which is one of the largest integrated processors and suppliers of railroad materials in the country, acquired the assets of a metal recycling and railcar scrapping business in the second half of 1996. This acquisition, along with other smaller acquisitions in 1997, contributed to the improvement in 1997 earnings over 1996.

Higher tonnage of coal transported in 1997 boosted the results at Electric Fuels' river terminals. The higher volume was due largely to increased coal requirements of Florida Power's four coal-fired units located in Crystal River, Florida. The lack of availability of its nuclear plant during 1997 forced Florida Power to increase generation among its other generation resources including the coal plants at Crystal River.

                    MID-CONTINENT LIFE INSURANCE COMPANY

Florida Progress believes its investment in Mid-Continent has been impaired. Even though Mid-Continent was placed in receivership in April 1997, the Oklahoma Insurance Commissioner has not yet filed a plan of rehabilitation as ordered by the Oklahoma district court. In addition, the Commissioner filed a lawsuit in December 1997 against Florida Progress and other defendants.

As a result of the continuing passage of time without a rehabilitation plan and other actions of the Commissioner, Florida Progress established a loss provision for the full amount of its $87 million investment in Mid-Continent and accrued for estimated legal costs for pending litigation in the fourth quarter. The impact of the loss provision and accrual for legal costs reduced 1997 earnings by $.96 a share.

                             CORPORATE AND OTHER

The loss attributable to corporate and other diversified activities increased $.10 a share in 1997 compared with 1996. The increase is primarily attributable to the loss of earnings from Advanced Separation Technologies, Inc., which was sold in 1996, and a loss associated with an investment in a generation facility, of which the company has a minority interest.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains forward looking statements, including statements regarding the purchase of barges by MEMCO, the restart of the nuclear unit and the future productivity of the nuclear plant. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that have a direct impact on the actual results at Florida Power include various factors that could impact the successful execution of the nuclear restart plan and the future productivity of the nuclear plant, primarily the actions of the NRC.

                                 -- more --

Page 5
Florida Progress Corporation
Investor News - 1997 Earnings

A key factor influencing the future operations of MEMCO include future demand for barge transportation services along the Ohio and Mississippi rivers. These and other factors are described in the Company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.

                                     ###

                                    FLORIDA PROGRESS CORPORATION
                                 CONSOLIDATED STATEMENTS OF INCOME                                     Page 6


(UNAUDITED)                                                         (In millions, except per share amounts)

                                                                  Three Months Ended      Twelve Months Ended
                                                                     December 31              December 31
                                                                -----------------------  -----------------------
                                                                   1997        1996         1997        1996
                                                                ----------- -----------  ----------- -----------
REVENUES:

   Electric utility                                             $   590.5   $   562.9    $ 2,448.4   $ 2,393.6
   Diversified                                                      257.8       212.0        867.2       764.3
----------------------------------------------------------------------------------------------------------------
                                                                    848.3       774.9      3,315.6     3,157.9
----------------------------------------------------------------------------------------------------------------
EXPENSES:
   Electric utility:
     Fuel                                                           114.9        86.7        458.1       409.7
     Purchased power                                                112.9       143.4        490.6       531.6
     Energy conservation cost                                        17.7        11.5         67.0        62.6
     Operations and maintenance                                     103.7       109.2        422.3       413.4
     Extended nuclear outage - O&M and replacement power costs        3.1         -          173.3         -
     Depreciation                                                    98.6        82.7        325.9       324.2
     Taxes other than income taxes                                   43.7        40.5        193.6       183.6
----------------------------------------------------------------------------------------------------------------
                                                                    494.6       474.0      2,130.8     1,925.1
----------------------------------------------------------------------------------------------------------------
   Diversified:
     Cost of sales                                                  226.0       180.0        753.9       642.9
     Provision for loss on coal properties                            -          40.9          -          40.9
     Loss related to life insurance subsidiary                       96.3         -           97.6         -
     Other                                                           18.2        19.1         60.7        66.6
----------------------------------------------------------------------------------------------------------------
                                                                    340.5       240.0        912.2       750.4
----------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                               13.2        60.9        272.6       482.4
----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE AND OTHER:
   Interest expense                                                  46.3        32.5        158.7       135.9
   Allowance for funds used during construction                      (2.8)       (2.0)        (9.7)       (7.5)
   Preferred dividend requirements of Florida Power                    .4          .6          1.5         5.8
   (Gain) on sale of business                                         -         (44.2)         -         (44.2)
   Other expense (income)                                             3.3          .9          1.4        (4.2)
----------------------------------------------------------------------------------------------------------------
                                                                     47.2       (12.2)       151.9        85.8
----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                                              (34.0)       73.1        120.7       396.6
   Income taxes                                                      17.5        27.5         66.4       145.9
----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                            (51.5)       45.6         54.3       250.7
DISCONTINUED OPERATIONS, NET OF INCOME TAXES                            -        (1.3)         -         (26.3)
================================================================================================================
NET INCOME (LOSS)                                               $   (51.5)    $  44.3    $    54.3   $   224.4
----------------------------------------------------------------------------------------------------------------

AVERAGE SHARES OF COMMON
   STOCK OUTSTANDING                                                 97.1        97.0         97.1        96.8
----------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER AVERAGE COMMON SHARE:
   CONTINUING OPERATIONS                                             $(.53)       $.47         $.56       $2.59
   DISCONTINUED OPERATIONS                                            -           (.01)        -           (.27)
----------------------------------------------------------------------------------------------------------------
                                                                     $(.53)       $.46         $.56       $2.32
================================================================================================================

Regarding these financial statements:
Prior periods reflect the recapitalization of the spin-off company, Echelon International, and its associated treatment as discontinued operations. Effective December 31, 1997, the Company deconsolidated the accounts of Mid-Continent Life Insurance Company and established a provision for loss for the full amount of its investment. The deconsolidation has not been reflected in the consolidated financial statements of prior periods. These are interim statements. Reference should be made to Florida Progress Corporation's 1996 Annual Report to shareholders. This report does not constitute an offer to sell or the solicitation of an offer to buy any securities.

                              FLORIDA PROGRESS CORPORATION
                              CONSOLIDATED BALANCE SHEETS                                 Page 7


(UNAUDITED)                                                                           (In millions)
                                                                                       December 31
                                                                                ----------------------------
ASSETS                                                                              1997            1996
                                                                                ------------    ------------
PROPERTY, PLANT AND EQUIPMENT:
   Electric utility plant in service and held for future use                    $   6,166.8     $   5,965.6
   Less - Accumulated depreciation                                                  2,511.0         2,335.8
             Accumulated decommissioning for nuclear plant                            223.7           193.3
             Accumulated dismantlement for fossil plants                              128.5           119.6
------------------------------------------------------------------------------------------------------------
                                                                                    3,303.6         3,316.9
   Construction work in progress                                                      279.4           140.3
   Nuclear fuel, net of amortization of $356.7  in 1997 and  1996                      66.5            59.9
------------------------------------------------------------------------------------------------------------
     Net electric utility plant                                                     3,649.5         3,517.1
   Other property, net of depreciation of $219.3  in 1997 and $173.8 in 1996          437.7           309.3
------------------------------------------------------------------------------------------------------------
                                                                                    4,087.2         3,826.4
------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
   Cash and equivalents                                                                 3.1             5.2
   Accounts receivable, net                                                           373.7           265.0
   Inventories, primarily at average cost:
     Fuel                                                                              77.6            67.1
     Utility materials and supplies                                                    91.9            95.4
     Diversified materials                                                            126.8           125.5
   Underrecovery of fuel cost                                                          34.5            82.6
   Income taxes receivable                                                             16.8              -
   Deferred income taxes                                                                5.8            35.6
   Other                                                                               45.1            12.6
------------------------------------------------------------------------------------------------------------
                                                                                      775.3           689.0
------------------------------------------------------------------------------------------------------------

OTHER ASSETS:
   Investments:
     Loans receivable, net                                                             24.0            68.1
     Marketable securities                                                                -           217.9
     Nuclear plant decommissioning fund                                               266.7           207.8
     Joint ventures and partnerships                                                   54.6            41.9
   Deferred insurance policy acquisition costs                                            -           120.9
   Deferred purchased power contract termination costs                                348.2              -
   Other                                                                              204.0           176.4
------------------------------------------------------------------------------------------------------------
                                                                                      897.5           833.0
------------------------------------------------------------------------------------------------------------
                                                                                $   5,760.0     $   5,348.4
============================================================================================================
CAPITAL AND LIABILITIES
CAPITAL:
   Common stock equity                                                          $   1,776.0     $   1,924.2
   Cumulative preferred stock of Florida Power                                         33.5            33.5
   Long-term debt                                                                   2,377.8         1,776.9
------------------------------------------------------------------------------------------------------------
                                                                                    4,187.3         3,734.6
------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
   Accounts payable                                                                   253.2           193.2
   Customers' deposits                                                                 97.1            81.8
   Income taxes payable                                                                   -            27.8
   Accrued other taxes                                                                 12.0            13.4
   Accrued interest                                                                    56.8            48.3
   Other                                                                               74.8            78.5
------------------------------------------------------------------------------------------------------------
                                                                                      493.9           443.0
   Notes payable                                                                      214.8             4.1
   Current portion of long-term debt                                                   15.2            34.9
------------------------------------------------------------------------------------------------------------
                                                                                      723.9           482.0
------------------------------------------------------------------------------------------------------------
DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                                              471.2           475.4
   Unamortized investment tax credits                                                  85.7            93.5
   Insurance policy benefit reserves                                                      -           325.3
   Other postretirement benefit costs                                                 107.4           100.0
   Other                                                                              184.5           137.6
------------------------------------------------------------------------------------------------------------
                                                                                      848.8         1,131.8
------------------------------------------------------------------------------------------------------------
                                                                                $   5,760.0     $   5,348.4
============================================================================================================

                                   FLORIDA PROGRESS CORPORATION
                               CONSOLIDATED STATEMENTS OF CASH FLOWS                                                      Page 8

(UNAUDITED)                                                                                        (In millions)

                                                                                   Three Months Ended         Twelve Months Ended
                                                                                       December 31                December 31
                                                                                 ------------------------   ------------------------
                                                                                    1997         1996          1997          1996
                                                                                 ------------ -----------   -----------  -----------
OPERATING ACTIVITIES:
   Income (loss) from continuing operations                                      $     (51.5) $    45.6     $     54.3   $    250.7
   Adjustments for noncash items:
     Depreciation and amortization                                                     109.3       91.6          364.2        366.7
     Extended nuclear outage - O&M and replacement power costs                         (36.2)        -            73.3          -
     Provision for loss on investment in life insurance subsidiary                      86.9         -            86.9          -
     Gain on sale of business                                                            -        (44.2)            -         (44.2)
     Provision for loss on coal properties                                               -         40.9             -          40.9
     Deferred income taxes and investment tax
       credits, net                                                                      5.5      (19.4)         (30.7)       (56.6)
     Increase in accrued other postretirement benefit costs                              2.0        3.6            8.6         15.5
     Net change in deferred insurance policy acquisition costs                           1.1        (.8)          (1.7)       (14.5)
     Net change in insurance policy benefit reserves                                     9.0       16.3           52.7         60.3
   Changes in working capital, net of effects from acquisition or sale of businesses:
         Accounts receivable                                                           (16.6)      43.0         (108.3)        35.4
         Inventories                                                                    18.7        7.0            2.2        (10.9)
         Underrecovery of fuel cost                                                     28.2      (35.2)         (33.1)       (82.3)
         Accounts payable                                                               31.0         .3           58.3         21.6
         Income taxes payable                                                          (55.9)     (36.7)         (45.1)        23.3
         Accrued other taxes                                                           (60.3)     (55.2)          (2.0)        (2.3)
         Other                                                                          (5.1)     (16.0)           1.2        (13.5)
     Other operating activities                                                        (13.2)     (20.8)         (38.2)       (19.2)
------------------------------------------------------------------------------------------------------------------------------------
         Cash provided by continuing operations                                         52.9       20.0          442.6        570.9
------------------------------------------------------------------------------------------------------------------------------------
         Cash provided by (used for) discontinued operations                             -          5.0             -          (8.9)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       52.9       25.0          442.6        562.0
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
   Property additions (including allowance for
     borrowed funds used during construction)                                         (224.9)     (72.0)        (513.6)      (264.0)
   Purchases of loans and securities, net                                               (8.6)     (45.3)         (11.0)       (70.4)
   Proceeds from sales of properties and businesses                                     15.7       54.1           24.3         61.1
   Acquisition of businesses                                                            (9.5)      (8.7)         (32.7)       (53.8)
   Acquisition of cogeneration facility and payment of
     contract termination costs                                                          -           -          (445.0)         -
   Distributions from (investments in) joint ventures
     and partnerships, net                                                              (7.0)      (4.8)         (30.5)        (9.4)
   Investing activities of discontinued operations                                       -         21.3             -          56.5
   Other investing activities                                                           (4.9)      (3.1)         (22.2)       (27.6)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (239.2)     (58.5)      (1,030.7)      (307.6)
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Issuance of long-term debt                                                           35.1       60.0          482.8        178.0
   Repayment of long-term debt                                                           (.7)       (.6)         (34.9)      (190.4)
   Increase(decrease) in commercial paper with
     long-term support                                                                   -        (10.0)         130.6        (15.3)
   Redemption of preferred stock                                                         -        (25.5)            -        (106.4)
   Sale of common stock                                                                  -           -              -          18.5
   Equity contributions to discontinued operations                                       -        (23.7)            -         (23.7)
   Dividends paid on common stock                                                      (50.9)     (50.0)        (203.8)      (199.5)
   Increase (decrease) in short-term debt                                              191.2      (24.9)         210.8          4.1
   Financing activities of discontinued operations                                       -         96.5             -          85.2
   Other financing activities                                                            (.5)       (.9)            .5         (4.0)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       174.2       20.9          586.0       (253.5)
------------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                        (12.1)     (12.6)          (2.1)          .9
   Beginning cash and equivalents                                                       15.2       17.8            5.2          4.3
------------------------------------------------------------------------------------------------------------------------------------
ENDING CASH AND EQUIVALENTS                                                      $       3.1  $     5.2  $         3.1   $      5.2
------------------------------------------------------------------------------------------------------------------------------------

                                                 Florida Progress Corporation
                                        Selected Financial Information (Unaudited)                                        Page 9




                                                        Three Months Ended      Percent           Twelve Months Ended    Percent
                                                            December 31         Positive             December 31         Positive
                                                          1997       1996      (Negative)          1997       1996      (Negative)
                                                       ---------- ----------  -------------    ---------- ----------  ------------
     Earnings (Loss) Per Share:
      Florida Power Corporation                             $.44       $.44        -              $2.48      $2.40        3.3
                                                       ---------- ----------                   ---------- ----------
      Electric Fuels Corporation                             .11        .07       57.1              .33        .28       17.9
      Mid-Continent Life Insurance Co.                       -          -           -               -          .02         -
      Corporate and other                                   (.10)      (.02)    (400.0)            (.19)      (.09)    (111.1)
                                                       ---------- ----------                   ---------- ----------
      Diversified Continuing before non-recurring            .01        .05      (80.0)             .14        .21      (33.3)
                                                       ---------- ----------                   ---------- ----------
      Continuing Ops before non-recurring                    .45        .49       (8.2)            2.62       2.61         .4

     Impact of nuclear outage                               (.02)        -         -              (1.10)       -          -
     Provision for loss on coal properties                  -          (.26)       -               -          (.26)       -
     Gain on sale of business                               -           .24        -               -           .24        -
     Loss related to life insurance subsidiary              (.96)       -          -               (.96)       -
                                                       ----------- ----------                  ---------- ----------
     Total Continuing Operations                            (.53)       .47      (212.8)            .56       2.59      (78.4)
     Discontinued Operations                                -          (.01)       -               -          (.27)       -
                                                       ========== ==========                   ========== ==========
                                                           ($.53)      $.46     (215.2)            $.56      $2.32     (75.9)
                                                       ========== ==========                   ========== ==========

     Avg. shares outstanding (millions)                    97.1       97.0          .1            97.1       96.8         .3

     Dividends per share                                    $.525      $.515       1.9            $2.10      $2.06       1.9

     Book value per share:
      Florida Power Corporation                                                                  $18.21     $18.82      (3.2)
      Consolidated                                                                               $18.30     $19.84      (7.8)

                                                                                                  December 31           December 31
                                                   December 31                                       1997                  1996
                                                 1997       1996                               Amount     Percent    Amount  Percent
                                              ---------- ----------                        -----------------------------------------
     Equity investments (percent):                                 Capitalization (in millions):
      Florida Power Corporation                   90         88      Common stock         $1,776.0       40.2      $1,924.2    51.0
      Electric Fuels Corporation                  10          8      Preferred stock          33.5         .8          33.5      .9
      Mid-Continent Life Insurance Co.             -          4      Long-term debt        2,377.8       53.8       1,776.9    47.1
                                              ---------- ----------  Short-term debt         230.0        5.2          39.0     1.0
        Total                                    100        100      --------------------------------------------------------------
                                              ========== ==========   Total               $4,417.3      100.0      $3,773.6   100.0
                                                                     ==============================================================



     Note:  Prior periods reflect the recapitalization of the spin-off company, Echelon International, and its associated treatment as discontinued operations.

                                               Florida Power Corporation
                                         Selected Statistical Data (Unaudited)                                         Page 10
                                         (In millions, except billing degree days)


                                         Three Months Ended                       Twelve Months Ended
                                             December 31          Percent             December 31         Percent
                                         1997        1996          Change         1997         1996        Change
                                      ----------- ------------  -------------  ------------ -----------  -----------
      Revenues:
          Residential                     $321.0       $298.4         7.6         $1,315.0    $1,304.3        .8
          Commercial                       142.1        135.1         5.2            568.4       537.3       5.8
          Industrial                        49.9         52.2        (4.4)           207.9       206.8        .5
          Other retail sales                34.6         33.8         2.4            133.4       125.9       6.0
                                      ----------- ------------                 ------------ -----------
                                           547.6        519.5         5.4          2,224.7     2,174.3       2.3
          Sales for resale                  45.6         33.3        36.9            150.7       159.9      (5.8)
                                      ----------- ------------                 ------------ -----------
                                           593.2        552.8         7.3          2,375.4     2,334.2       1.8
          Other electric revenues            0.6          2.8       (78.6)            76.3        53.2      43.4
          Deferred fuel                     (3.3)         7.3          -              (3.3)        6.2          -
                                      ----------- ------------                 ------------ -----------
              Total                       $590.5       $562.9         4.9         $2,448.4    $2,393.6       2.3
                                      ----------- ------------                 ------------ -----------
      Kilowatt-hour sales billed:
          Residential                    3,618.4      3,338.6         8.4         15,079.8    15,481.4      (2.6)
          Commercial                     2,342.3      2,186.7         7.1          9,257.3     8,848.0       4.6
          Industrial                     1,005.3      1,028.5        (2.3)         4,187.8     4,223.7       (.8)
          Other retail sales               608.4        589.9         3.1          2,325.4     2,231.7       4.2
                                      ----------- ------------                 ------------ -----------
                                         7,574.4      7,143.7         6.0         30,850.3    30,784.8        .2
          Sales for resale                 900.2        622.0        44.7          2,439.6     2,707.7      (9.9)
                                      ----------- ------------                 ------------ -----------
              Total electric sales       8,474.6      7,765.7         9.1         33,289.9    33,492.5       (.6)
                                      ----------- ------------                 ------------ -----------

      System Requirements (KWH)          7,933        7,678           3.3         34,605      34,715         (.3)

      KWH Sales (Billed & Unbilled):
          Retail                         7,124        6,881           3.5         30,865      30,613          .8
          Wholesale                        677          457          48.1          2,432       2,656        (8.4)

      Billing Degree Days:
          Cooling                          719          611          17.7          3,434       3,682        (6.7)
          Heating                          134           98          36.7            443         859       (48.4)

      Note:
      Revenues include amounts resulting from fuel, purchased power, and energy conservation clauses; which are designed to permit full recovery of these costs. Total revenues include billed revenues and unbilled revenues that are accrued for accounting purposes. Statistics for total kilowatt-hour sales include only billed kilowatt-hour sales. The statistic for retail and wholesale KWH sales includes both billed and unbilled sales. Beginning in 1995, Florida Power was ordered by state regulators to conduct a three-year test of residential revenue decoupling. Under the plan, abnormal weather variances did not impact earnings with respect to residential revenues.